Exhibit 10.72
RAYTHEON TECHNOLOGIES CORPORATION
COMPENSATION DEFERRAL PLAN
ARTICLE I – PREAMBLE
Section 1.1 – Purpose of the Plan
Raytheon Technologies Corporation (the “Corporation”) hereby establishes the Raytheon Technologies Corporation Compensation Deferral Plan (the “CDP” or the “Plan”) to be effective as of January 1, 2023, for the benefit of certain RTX Company Employees. The purpose of the CDP is to provide eligible employees of an RTX Company with:
(a)     the opportunity to electively defer directly into the CDP a portion of their Eligible Earnings without regard to elective deferrals under the Raytheon Technologies Corporation Employee Savings Plan (the “RTX Qualified Savings Plan”);
(b)     the opportunity to electively defer a portion of their Compensation in excess of the limitation imposed by Section 401(a)(17) (the “IRS Compensation Limit”) of the Internal Revenue Code of 1986, as amended (“IRC”);
(c)     the accrual of benefits not provided under the RTX Qualified Savings Plan due to limitations imposed by IRC Section 415 (the “IRS Contribution Limit”) and IRC Section 401(a)(17); and
(d)     the accrual of benefits due to the reduction in the value of Company Matching Contributions and Company Retirement Contributions under the RTX Qualified Savings Plan, as a result of the reduction of a Participant’s compensation (as defined in the RTX Qualified Savings Plan) due to an elective deferral made pursuant to this Plan.
Section 1.2 – Effective Date of Plan and Amendments
(a)     The Plan is established effective as of January 1, 2023.
ARTICLE II – DEFINITIONS
Unless otherwise indicated, capitalized terms used herein shall have the same meanings ascribed under the RTX Qualified Savings Plan.
Account Establishment Year means, with respect to each Specified Year Account, the first calendar year in which deferred compensation credited to such Specified Year Account pursuant to the first deferral election made with respect to such Specified Year Account would have been paid if no deferral election under this Plan had been made. By way of example, if a Participant’s first deferral election with respect to a Specified Year Account is made in 2022 with respect to compensation that would have been paid in 2023 if such deferral election had not been made, then the Account Establishment Year for such Specified Year Account is 2023.
Annual Incentive Award means compensation amounts awarded to a Participant pursuant to the Raytheon Technologies Corporation Executive Annual Incentive Plan (or any successor plan) and/or the Raytheon Technologies Corporation Broad-Based Incentive Plan (or any successor plan), that is payable in the next following calendar year with respect to services performed in the current calendar year.
Beneficiary means the person, persons or entity designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death in accordance with Section 7.5 of this Plan.
Benefit Reduction Contribution means an amount credited by the Corporation to a Participant’s Plan Account in accordance with Section 5.4 of the Plan to restore the reduction in the Company Matching Contribution and/or the Company Retirement Contribution credited to a Participant’s Plan Account under the RTX Qualified Savings Plan as a result of the reduction of such Participant’s Eligible Earnings under the RTX Qualified Savings Plan due to an Elective Compensation Deferral by the Participant under this Plan.
Cause means (a) “Cause” as defined in the Company’s 2018 Long-Term Incentive Plan, as amended and restated, and as further amended from time to time; (b) violation of the Company’s Code of Conduct; (c) such other actions or omissions that constitute willful misconduct, willful failure to perform, or gross negligence in the performance of, reasonable duties of employment; (d) disruptive behavior, or other such actions on the part of the Participant that renders his or her employment untenable as determined by the Committee; or (e) Participant’s loss or failure to maintain any security clearance required for the Participant’s position.
Code or IRC means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. References to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance. References to “Section 409A” shall refer to Section 409A of the Code and any final regulations and guidance issued thereunder by the Internal Revenue Service from time to time in effect.
Committee means the Deferred Compensation Committee (or successor committee), which is responsible for the administration of the Plan.
Company Contributions means the Company Retirement Contribution, the Company Matching Contribution, and Discretionary Contributions, including any Benefit Reduction Contributions.
Company Matching Contribution means the matching contribution credited to the Plan on behalf of a Participant in accordance with Sections 5.2, 5.3 and 5.4 of the Plan. Where referring to the Company Matching Contributions under the RTX Qualified Savings Plan, the definition of such term in the RTX Qualified Savings Plan shall apply.
Company Retirement Contribution means the non-matching contribution credited to the Plan on behalf of a Participant in accordance with Sections 5.1 and 5.4 of the Plan. Where referring to Company Retirement Contribution under the RTX Qualified Savings Plan, the definition of such term in the RTX Qualified Savings Plan shall apply.
Corporation means Raytheon Technologies Corporation, or any successor thereto.
Default Investment Option means the Investment Fund designated by the Committee on behalf of a Participant in the absence of an investment option election by a Participant. The Default Investment Option shall be determined at the sole discretion of the Committee and shall be communicated to Participants annually.
Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the

Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code.
Discretionary Contribution means the contributions credited to the Plan on behalf of a Participant in accordance with Section 5.6 of the Plan.
Election Form means the form or process provided by the Committee to a Participant electronically or in paper form for the purpose of specifying elective deferrals, method of distribution and/or the percentage allocation among the Investment Funds with respect to a Participant’s Plan Account.
Elective Compensation Deferral means the percentage of Eligible Earnings to be deferred to a Participant’s Specified Year Account and/or Separation from Service Account in accordance with Section 4.1 of the Plan.
Eligible Earnings means the total compensation paid with respect to a Plan Year to a Participant meeting the definition of “compensation” as set forth in the RTX Qualified Savings Plan but modified by disregarding the IRS Compensation Limit in such definition and including amounts the Participant elects to defer for such Plan Year under Section 4.1 of the Plan.
Eligible Employee for any Plan Year means an Employee at a level of either: (i) F2-3, D2, F88, M7/P7 or E1-5 as of the date on which deferral elections are solicited by the Committee for such Plan Year, or (ii) F1, D1, or F44, and whose combined annual salary and target annual incentive compensation, as of the April 15 prior to the date on which deferral elections are solicited by the Committee for such Plan Year, are determined to exceed the then current IRC Section 401(a)(17) limit; and who is paid from a US payroll and receives Eligible Earnings subject to U.S. federal income tax withholding.
Employee means an employee of the Corporation or an RTX Company but excluding any employee who is not eligible to participate in the RTX Qualified Savings Plan and any Represented Employee (as defined in the RTX Qualified Savings Plan).
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Investment Fund means a hypothetical fund that tracks the value of an investment option offered under the RTX Qualified Savings Plan or other such investment option as determined by the Committee. Investment Funds offered under the CDP may be changed from time to time by the Committee and shall be valued in the manner set forth in Section 6.2. Available investments are described at https://www.newportgroup.com. The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Funds. Amounts credited to any Investment Fund shall not be required to be invested in actual assets corresponding to the Investment Fund.
IRS Compensation Limit means the limitation imposed by Section 401(a)(17) of the Code.
IRS Contribution Limit means the limitation imposed by Section 415(c) of the Code.
Maximum Deferral Period means, with regard to a Specified Year Account, a period of fifteen (15) consecutive calendar years (or such other number of calendar years as is specified by the Committee from time to time) commencing with, and including, the Account Establishment Year. By way of illustration, for a Specified Year Account with an Account Establishment Year of 2023, the Maximum Deferral Period is calendar years 2023 through 2037, with distribution commencing in April of the Specific Deferral Year of 2038.

Minimum Deferral Period means, with regard to a Specified Year Account, a period of three (3) consecutive calendar years (or such other number of calendar years as is specified by the Committee from time to time) commencing with, and including, the Account Establishment Year. By way of illustration, for a Specified Year Account with an Account Establishment Year of 2023, the Minimum Deferral Period is calendar years 2023 through 2025, with distribution commencing in April of the Specific Deferral Year of 2026.
Participant means an Employee who meets the criteria detailed in Article III. A Participant who previously elected to defer Eligible Earnings under the Plan, and/or who received an allocation of benefits under the Plan, but who ceases to meet the criteria detailed in Article III, shall not be eligible to continue to elect to defer under Article IV, and/or to receive contributions under Article V, but shall remain a Participant under the Plan with respect to his or her Plan Account until it is distributed or forfeited in accordance with the terms of the Plan.
Plan or CDP means the Raytheon Technologies Corporation Compensation Deferral Plan, as amended from time to time.
Plan Account means, for each Participant, the aggregate value of all of such Participant’s Specified Year Accounts and such Participant’s Separation from Service Account.
Plan Year means the calendar year.
RTX Company means the Corporation, or any entity controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Code (but substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).
RTX Qualified Savings Plan means the Raytheon Technologies Corporation Employee Savings Plan, as in effect from time to time.
Separation from Service means a Participant’s termination of employment with all RTX Companies, other than by reason of death. A Separation from Service will be deemed to occur where the Participant and the RTX Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for RTX Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding thirty-six (36) months (or the entire period the Participant has provided services if the Participant has been providing services to RTX Companies for less than thirty-six (36) months). A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one RTX Company to another RTX Company.
Separation from Service Account means a Plan Account maintained on behalf of the Participant, for the purpose of crediting Elective Compensation Deferrals and Company Contributions that is targeted for distribution following the Participant’s Separation from Service. The Committee may establish categories of Separation from Service Accounts to reflect different sources of deferrals.
Specified Year Account means a Plan Account maintained on behalf of the Participant for the purpose of crediting Elective Compensation Deferrals with a targeted distribution date in April of the calendar year specified by the Participant. A Participant shall be allowed a maximum of five (5) active Specified Year Accounts under the Plan at one time and when any Specified Year Account is fully paid, it shall no longer be considered an active Specified Year Account.

Specific Deferral Year means, with respect to a Specified Year Account, a specified calendar year in which an entire lump sum payment will be distributed, or installment payments will begin to be distributed to the Participant. The Specific Deferral Year shall be no earlier than the calendar year immediately following the Minimum Deferral Period and no later than the calendar year immediately following the Maximum Deferral Period.
Specified Employee means each of the fifty (50) highest-paid officers and other Employees of the Corporation and its affiliates (determined for this purpose under Treas. Regs. §1.409A-1(g)), effective annually as of April 1st, based on compensation reported in Box 1 of Form W-2 for the immediately preceding calendar year, but including amounts that are excluded from taxable income as a result of elective deferrals to qualified plans and pre-tax contributions. For these purposes, compensation shall not include foreign compensation earned by a nonresident alien that is not effectively connected with the conduct of a trade or business in the United States.
ARTICLE III – ELIGIBILITY AND PARTICIPATION
Section 3.1 – Eligibility
Each Employee (i) who is classified by the Committee as an Eligible Employee at the time of the deferral election will be eligible to defer Eligible Earnings in accordance with the terms of the Plan; and/or (ii) whose Company Retirement Contributions and Company Matching Contributions under the RTX Qualified Savings Plan are limited by the IRS Contribution Limit is eligible to participate in the Plan subject to the terms and conditions of this Article III and/or (iii) whose Company Retirement Contributions under the RTX Qualified Savings Plan are limited by the IRS Compensation Limit is eligible to participate in the Plan subject to the terms and conditions of this Article III. The Committee shall determine which Eligible Employees are permitted to make deferral elections.
Section 3.2 – Participation for Company Retirement Contributions and/or Company Matching Contributions
An Employee who becomes eligible to participate in the Plan with respect to Company Retirement Contributions and/or Company Matching Contributions shall be automatically enrolled in the Plan within thirty (30) days of the Employee’s first eligible pay date.
Section 3.3 – Participation for Elective Compensation Deferrals
An Eligible Employee may elect to participate in the Plan with respect to Elective Compensation Deferrals for any calendar year for which the Committee offers the Eligible Employee the opportunity to make such deferrals by timely completing and submitting an Election Form to the Committee, in accordance with Section 4.1. Participation in the Plan with respect to Elective Compensation Deferrals is entirely voluntary.
ARTICLE IV – PARTICIPANT ELECTIONS AND DESIGNATIONS
Section 4.1 – Elective Compensation Deferral
(a)     Election. An Eligible Employee may, on or before the election deadline established by the Committee, make an Elective Compensation Deferral in accordance with this paragraph (a) on the Election Form provided by the Committee for the immediately following calendar year, as follows:

(i)     Direct Deferral. Elect to defer a portion of his or her Eligible Earnings before any deferral under the RTX Qualified Savings Plan; and/or
(ii)     Excess Deferral. Elect to defer a portion of his or her base salary in excess of the IRS Compensation Limit.
(b)     Election Amount. An Eligible Employee who makes an Elective Compensation Deferral election as provided under Section 4.1(a), must designate on the Election Form at least one of the following:
(i)     Direct Deferral of Base Salary. The percentage of base salary to be deferred in a whole percentage between one (1) and fifty (50) percent;
(ii)     Excess Deferral of Base Salary. The percentage of base salary in excess of the IRS Compensation Limit to be deferred in a whole percentage between one (1) and fifty (50) percent; and/or
(iii)     Direct Deferral of Annual Incentive Award. The percentage of any Annual Incentive Award to be deferred in a whole percentage between one (1) and eighty (80) percent.
(iv)     Base Salary Limitation. The maximum combined percentage of base salary that an Eligible Employee may elect to defer for any calendar year under both paragraphs (i) and (ii) of Section 4.1(b) shall not exceed fifty (50) percent.
(c)     Election Date. For an election to defer base salary, an Election Form must be completed and submitted to the Committee no later than the December 31 immediately preceding the calendar year to which the election applies, or such earlier date as the Committee may specify. For an election to defer an Annual Incentive Award with respect to services to be performed in the current calendar year and otherwise payable in the immediately following calendar year, an Election Form must be completed and submitted to the Committee no later than the June 30 of the current calendar year, or such earlier date as the Committee may specify. A new Election Form must be completed each year to defer either base salary and/or an Annual Incentive Award.
Except as provided below in Section 4.6 (Change in Distribution Election), the payment choices reflected on the Election Form shall be irrevocable on the election deadline specified by the Committee. If an Eligible Employee or Participant fails to submit a properly completed Election Form by the election deadline, the Eligible Employee or Participant will be ineligible to make an Elective Compensation Deferral.
(d)     Deferral Allocation. An Eligible Employee or Participant shall specify in the Election Form, in whole percentages, how the amounts to be deferred in the immediately following calendar year are to be allocated among his or her Separation from Service Account and/or one or more Specified Year Accounts, including among any existing active Specified Year Accounts. A Participant may allocate to an existing active Specified Year Account so long as the Specified Deferral Year for such Specified Year Account is no earlier than the second calendar year following the calendar year in which such compensation is otherwise payable. By way of illustration, a Participant may use a Specified Year Account with a Specified Deferral Year of 2027 to defer compensation otherwise payable in 2025 but may not use such Specified Year Account with respect to compensation otherwise payable in 2026.  To the extent that the Eligible Employee or Participant fails to make an effective allocation among the available accounts, the deferral shall be allocated entirely to her or her Separation from Service Account.

(e)     Deferral Period. For each Specified Year Account, an Eligible Employee or Participant may elect a Specified Deferral Year that is no earlier than the calendar year immediately following the Minimum Deferral Period and no later than the calendar year immediately following the Maximum Deferral Period. Failure to specify a Specific Deferral Year for a Specified Year Account shall result in a deferral for the Minimum Deferral Period with a Specific Deferral Year that is the calendar year immediately following the Minimum Deferral Period. For the Separation from Service Account, the Deferral Period will end on the date of Participant’s Separation from Service.
Section 4.2 - Distribution Election
(a)     Separation from Service Account. At the first to occur of (i) the first Elective Compensation Deferral under Section 4.1 to the Participant’s Separation from Service Account, or (ii) within 30 days of notification of participation for Company Retirement Contributions and/or Company Matching Contribution under Section 3.2, respectively, the Participant must, on or before the election deadline established by the Committee, specify in the Election Form a distribution election to have the Participant’s Separation from Service Account distributed in a lump sum or in two (2) to fifteen (15) annual installments.
(b)     Specified Year Accounts. At the time the Participant makes an Elective Compensation Deferral to a Specified Year Account under Section 4.1, the Participant must, on or before the election deadline established by the Committee, specify in the Election Form a distribution election to have the Participant’s Specified Year Account distributed in a lump sum or in two (2) to fifteen (15) annual installments.
(c)     Default Form of Distribution. To the extent no distribution election is made with respect to a Participant’s Plan Account as provided in paragraphs (a) or (b) of this Section 4.2, the default form of distribution will be ten (10) annual installments. Except as provided below in Section 4.6 (Change in Distribution Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline.
Section 4.3 – Timing of Elective Contributions
Allocation of Elective Contribution Deferrals by the Corporation to a Participant’s Separation from Service Account or any Specified Year Account, as applicable, shall be made no less frequently than annually with respect to each Plan Year.
Section 4.4 – Vesting
A Participant shall be one hundred (100) percent vested in his or her Elective Compensation Deferrals into the Plan and any associated earnings.
Section 4.5 – Investment Fund Allocations
Elective Contribution Deferrals credited to a Participant's Separation from Service Account or any Specified Year Accounts, as applicable, shall be allocated to the Default Investment Option, unless the Participant has made alternative investment elections. Participants may change the asset allocation of their existing Separation from Service Account or Specified Year Accounts, or the Investment Funds to which new contributions are allocated, as permitted by the Committee.
Section 4.6 – Change in Distribution Election
A Participant may make an irrevocable election to change the time or form of distribution, either by changing the number of installments (including changing to or from a lump sum), the commencement date, or both, for his or her Separation from Service Account or any of his or her

Specified Year Accounts. A change to the time or form of distribution must meet all of the following requirements:
(a)     The new election must be made at least twelve (12) months prior to the date on which distributions will commence under the current election (and the new election shall be ineffective if the Participant incurs a Separation from Service within twelve (12) months after the date of the new election);
(b)     The new election shall not take effect until at least twelve (12) months after the date when the new election is submitted in a manner acceptable to the Committee; and
(c)     The new distribution commencement date must be at least five (5) years later than the date on which distributions would commence under the current election.
A maximum of three change elections shall be allowed under the Plan.
ARTICLE V – COMPANY CONTRIBUTIONS
Section 5.1 – Company Retirement Contributions
(a)     Eligibility. Each Eligible Employee or Participant who is eligible for a Company Retirement Contribution under the terms of the RTX Qualified Savings Plan for a Plan Year shall be eligible for a Company Retirement Contribution under this Plan upon the first to occur of the Participant reaching the IRS Contribution Limit or the IRS Compensation Limit under the RTX Qualified Savings Plan for such Plan Year, regardless of whether the Eligible Employee or Participant has elected to contribute to this Plan.
(b)     Allocation. Company Retirement Contributions shall be allocated exclusively to a Participant’s Separation from Service Account.
(c)     Amount. The Company Retirement Contribution made pursuant to this Section 5.1 shall be an amount equal to (1) minus (2) where (1) equals the Company Retirement Contribution that would have been made on behalf of such Participant under the RTX Qualified Savings Plan in the absence of the IRS Contribution Limit or the IRS Compensation Limit for the Plan Year and (2) equals the actual Company Retirement Contribution made on behalf of such Participant under the RTX Qualified Savings Plan for such Plan Year.
(d)     No Duplication. In no event shall a Participant be eligible for Company Retirement Contributions under this Plan if and to the extent that (i) Company Retirement Contributions are made under the RTX Qualified Savings Plan for the same Eligible Earnings or (ii) Company Retirement Contributions under this Plan would otherwise result in a duplication of benefits (e.g., if amounts are credited under this Plan or any other Company deferred compensation plan with respect to the same Eligible Earnings).
Section 5.2 – Company Matching Contribution Eligibility to Account for IRS Compensation Limit
(a)     Eligibility. Each Participant who is eligible for a Company Matching Contribution under the terms of the RTX Qualified Savings Plan for a Plan Year shall be eligible for a Company Matching Contribution under this Section 5.2 for such Plan Year upon reaching the IRS Compensation Limit under the RTX Qualified Savings Plan, to the extent that the Participant has made an Elective Compensation Deferral under this Plan for such Plan Year and only with respect to Eligible Earnings in excess of the IRS Compensation Limit.

(b)     Allocation. Company Matching Contributions shall be allocated exclusively to a Participant’s Separation from Service Account.
(c)     Amount. The Company Matching Contribution made pursuant to this Section 5.2 due to the application of the IRS Compensation Limit shall be an amount equal to a percentage of the Participant’s applicable Elective Compensation Deferral (but only taking into account Eligible Earnings in excess of the IRS Compensation Limit), calculated based upon the Company Matching Contribution formula (as in effect from time to time) applicable to the Participant under the RTX Qualified Savings Plan for such Plan Year, which for the avoidance of doubt, shall be based on the percentage of Eligible Earnings in excess of the IRS Compensation Limit that would have been matched under the RTX Qualified Savings Plan without regard to the IRS Compensation Limit.
(d)     No Duplication. In no event shall a Participant be eligible for Company Matching Contributions under this Plan if and to the extent that (i) Company Matching Contributions are made under the RTX Qualified Savings Plan for the same Eligible Earnings or (ii) Company Matching Contributions under this Plan would otherwise result in a duplication of benefits (e.g., if amounts are credited under this Plan or any other Company deferred compensation plan with respect to the same Eligible Earnings).
Section 5.3 – Company Matching Contribution to Account for IRS Contribution Limit
(a)     Eligibility. Each Eligible Employee or Participant who is eligible for a Company Matching Contribution under the terms of the RTX Qualified Savings Plan for a Plan Year shall be eligible for a Company Matching Contribution under this Section 5.3 upon the Eligible Employee or Participant reaching the IRS Contribution Limitation under the RTX Qualified Savings Plan for such Plan Year before reaching the IRS Compensation Limitation under the RTX Qualified Savings Plan for such Plan Year; provided that the Eligible Employee or Participant has made the maximum elective deferrals to the RTX Qualified Savings Plan permitted under Section 402(g) of the Code or the terms of the RTX Qualified Savings Plan for such Plan Year.
(b)     Allocation. Company Matching Contributions shall be allocated exclusively to a Participant’s Separation from Service Account.
(c)     Amount. The Company Matching Contribution made pursuant to this Section 5.3 due to the application of the IRS Contribution Limit shall be an amount equal to (1) minus (2) where (1) equals the Company Matching Contribution that would have been made on behalf of such Participant under the RTX Qualified Savings Plan in the absence of the IRS Contribution Limit for the Plan Year (but taking into account the IRS Compensation Limit) and (2) equals the actual Company Matching Contribution made on behalf of such Participant under the RTX Qualified Savings Plan for such Plan Year. Such contribution shall be made assuming that the Participant would have continued to contribute at least six percent (6%) of the Participant’s Eligible Earnings (or if the matching formula changes under the RTX Qualified Savings Plan, the minimum amount necessary to receive the maximum match under the RTX Qualified Savings Plan) if the Participant were permitted to do so but for the IRS Contribution Limit.
(d)     No Duplication. In no event shall a Participant be eligible for Company Matching Contributions under this Plan if and to the extent that (i) Company Matching Contributions are made under the RTX Qualified Savings Plan for the same Eligible Earnings or (ii) the Company Matching Contributions under this Plan would otherwise result in a duplication of benefits (e.g., if amounts are credited under this Plan or any other Company deferred compensation plan with respect to the same Eligible Earnings).

Section 5.4 – Company Retirement Contributions and Company Matching Contributions Consisting of Benefit Reduction Contributions
(a)     Eligibility. To the extent that a Participant made Elective Compensation Deferrals for a Plan Year, such Participant shall receive a Benefit Reduction Contribution for such Plan Year.
(b)     Allocation. Benefit Reduction Contributions shall be allocated exclusively to a Participant’s Separation from Service Account.
(c)     Amount. The Benefit Reduction Contribution for a Plan Year shall be an amount equal to the reduction in the Company Matching Contribution and/or the Company Retirement Contribution for such Participant for such Plan Year under the RTX Qualified Savings Plan as a result of the reduction of such Participant’s Eligible Earnings under the RTX Qualified Savings Plan due to the Elective Compensation Deferral by the Participant under this Plan for such Plan Year; provided that for purposes of calculating the Benefit Reduction Contributions, the Company Matching Contribution shall be made only with respect to Elective Compensation Deferrals not matched under Section 5.2.
(d)     No Duplication. In no event shall a Participant be eligible for a Benefit Reduction Contribution under this Plan if and to the extent that (i) Company Matching Contributions and Company Retirement Contributions are made under the RTX Qualified Savings Plan for the same Eligible Earnings or (ii) such Benefit Reduction Contribution would otherwise result in a duplication of benefits (e.g., if amounts are credited under this Plan or any other Company deferred compensation plan with respect to the same Eligible Earnings).
Section 5.5 – Timing of Company Contributions
Allocation of Company Contributions to a Participant’s Separation from Service Account shall be made no less frequently than annually with respect to each Plan Year.
Section 5.6 – Discretionary Contributions
The Corporation may in its sole discretion credit additional amounts to a Participant’s Separation from Service Account, may specify vesting requirements applicable to such additional amounts, and need not treat Participants uniformly.
Section 5.7 – Investment of Contributions
Company Contributions under Sections 5.1, 5.2, 5.3, 5.4, and 5.6 credited to a Participant’s Separation from Service Account will be allocated to the Default Investment Option, unless the Participant has made alternative investment elections. Participants may change the asset allocation of their Separation from Service Account balance, or the Investment Funds to which new contributions are allocated, as permitted by the Committee.
Section 5.8 – Vesting of Company Contributions
A Participant shall be vested in the value of Company Contributions (other than Discretionary Contributions) credited to his or her Plan Account under this Article V, upon the first to occur of the following: (a) completion of two (2) years of “Continuous Service” (as defined in the RTX Qualified Savings Plan); (b) attainment of age sixty-five (65) while employed by an RTX Company; (c) the death or Disability of the Participant while employed by an RTX Company; (d) involuntary not for Cause Separation from Service; or (e) the Participant’s entrance into United States military service before completing two (2) years of “Continuous Service.” For the avoidance of doubt, where a Participant is terminated for Cause, the Participant’s Company Contributions shall forfeit.
ARTICLE VI – PLAN ACCOUNTS
Section 6.1 – Accounts
A Plan Account will be established for each Participant. Elective Compensation Deferrals and Company Contributions made under the Plan shall be allocated or reallocated among Investment Funds in accordance with the Plan terms and each Participant’s instructions in the manner set forth in Section 4.5 and Section 5.7.
Section 6.2 – Valuation of Investment Funds
Elective Compensation Deferrals and Company Contributions allocated to Investment Funds will be converted to the applicable Investment Fund units based on the closing share price of that Investment Fund as of the date the contribution is credited to the applicable Investment Fund. The value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.
Section 6.3 – Reports to Participants
The Committee will make available detailed information to Participants regarding the credited value of Plan Accounts, distribution elections, Beneficiary designations, and Investment Fund allocations. Such information may be provided via electronic media as determined by the Committee. No RTX Company, no director, officer or employee of an RTX Company, and no entity retained by an RTX Company to provide Plan services, shall have any liability to any Participant or Beneficiary for any failure or delay in providing such information, or for the results of any error (including the failure to implement any Investment Fund allocation) disclosed in such information.
ARTICLE VII – VALUATION & DISTRIBUTION OF PLAN ACCOUNTS
Section 7.1 – Timing of Plan Distributions
Except as provided in Section 4.6 (Change in Distribution Election), Section 7.4 (Separation from Service of Specified Employees), Section 7.5 (Death), and Section 7.6 (Accelerated Distribution in the Case of an Unforeseeable Emergency), the value of a Participant’s Plan Account will be distributed (or begin to be distributed) to the Participant in (a) April of the calendar year immediately following the calendar year of the Participant’s Separation from Service, with respect to a Separation from Service Account or (b) April of the Specific Deferral Year, with respect to a Specified Year Account.
Section 7.2 – Method of Distribution
Except as provided in Section 7.5 (Death) and Section 7.6 (Accelerated Distribution in the Case of an Unforeseeable Emergency), a Participant’s accounts under a Plan Account will be distributed to the Participant in a series of annual installment distributions, or in a single lump-sum distribution, in accordance with the Participant’s elections on file. For purposes of determining the amount to be distributed, except as otherwise expressly provided in this Plan or as otherwise determined by the Committee from time to time, the value of the Participant’s Plan Account shall be determined as of the 25th day of the month preceding the month in which the applicable distribution occurs.

Annual installment distributions shall be payable to the Participant beginning on the distribution commencement date and continuing as of each anniversary of the distribution commencement date thereafter until all installments have been distributed. To determine the amount of each installment, the value of the Participant’s Plan Account will be multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of scheduled installments. By way of illustration, if a Participant elects ten (10) annual installments, the amount of the first installment will be determined using one tenth (1/10th) of the Plan Account balance as of the valuation date, and the second distribution will be determined using one ninth (1/9th) of the Plan Account balance as of the valuation date and so on, until all installments have been distributed.
Section 7.3 – Form of Distribution
Plan Account distributions will be made in cash.
Section 7.4 – Separation from Service of Specified Employees
Distributions to a Participant, who is a Specified Employee at the time of Separation from Service, on account of such Separation from Service, will not be made or commence earlier than the first day of the seventh month following the date of Separation from Service. A Plan Account shall continue to accrue hypothetical investment gains and losses as provided in Article VI. For purposes of determining the amount to be distributed, the value of the Participant’s Plan Account will be determined as of the 25th day of the month (or as otherwise determined by the Committee from time to time) preceding the month in which the distribution occurs. Distribution shall be made in the first pay cycle on or after the first day of the seventh month following the Separation from Service. In the case of a distribution in installments, the date of subsequent installments shall not be affected by the delay of any installment hereunder.
Section 7.5 – Death
(a)     Death Benefit. In the event of the death of a Participant before the Participant’s Plan Account has been fully distributed, the full remaining value of the Participant’s Plan Account will be distributed to the designated Beneficiary (if applicable), or the Participant’s estate, in a lump sum on the first business day of the third month following the Participant’s death. Upon notification of death, pending distribution, the value of the Participant’s Plan Account will be allocated to the Default Investment Option.
(b)     Beneficiary. Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee. A Participant may change such designation on an electronic or written form acceptable to the Committee and any change will be effective on the date received by the Committee. Designations received after the date of the Participant’s death shall not be effective. If a Beneficiary designation is not filed with the Committee before the Participant’s death, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account shall be paid to the Participant’s estate. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 7.5.

Section 7.6 – Accelerated Distribution in the Case of an Unforeseeable Emergency
(a)     The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of a Participant’s Plan Account upon the occurrence of an Unforeseeable Emergency. An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution to be made under the Plan is to be determined by the Committee based on the relevant facts and circumstances of each case. Acceleration will not be granted if (1) the Committee determines that the facts and circumstances do not meet the Plan requirements for an Unforeseeable Emergency, or (2) the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship).
(b)    Distributions on account of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need, as supported by documentation submitted to the Committee. Such amount may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.
The Committee will determine from which Investment Funds hardship distributions will be made. Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of an Unforeseeable Emergency, pursuant to this Section 7.6.
Section 7.7 – Disability
In the event of the Disability of a Participant that qualifies as a “Separation from Service” for purposes of Section 409A, the Participant’s Plan Account will be distributed in accordance with the Participant’s elections on file. The Participant’s Specified Year Accounts that are designated to be deferred to a Specific Deferral Year will be maintained and distributed in accordance with Section 7.1. The Participant’s Separation from Service Account will be distributed as if such Participant had a Separation from Service on the date of the Participant’s Disability.
Section 7.8 – Administrative Adjustments in Distribution Date
A distribution is treated as being made on the date when it is due under the Plan if the distribution is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a distribution whose specified due date is on or before September 30), or (b) by the fifteenth (15th) day of the third (3rd) calendar month following the date specified by the Plan (for a distribution whose specified due date is on or after October 1). A distribution is also treated as being made on the date when it is due under the Plan if the distribution is made not more than thirty (30) days before the due date specified by the Plan. In no event will a distribution to a Specified Employee due to a “Separation from Service” be made or commence earlier than the first business day of the seventh (7th) month following the date of Separation from Service. A Participant may not, directly or indirectly, designate the taxable year of a distribution made in reliance on the administrative rules in this Section 7.8.
Section 7.9 – Minimum Balance Payout Provision
If a Participant’s aggregate Plan Account balance under this Plan (and under all other nonqualified deferred compensation plans of the Corporation and its affiliates [determined for this purpose under Treas. Regs. §1.409A-1(g)] that are required to be aggregated with this Plan under Section 409A), is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation from Service occurs, the Committee retains discretion to distribute the Participant’s entire Plan Account (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with this Plan) in a lump sum in the month of April following the year of the Participant’s Separation from Service, even if the Participant has elected to receive a different form of distribution. Any exercise of the Committee’s discretion taken pursuant to this Section 7.9 shall be evidenced in writing, no later than the distribution date.
ARTICLE VIII – AMENDMENT AND TERMINATION OF PLAN
Section 8.1 – Amendment
The Committee may, at any time, amend the Plan in whole or in part, provided that no amendment may directly decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan or the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VII. To the extent any rule or procedure adopted by the Committee is inconsistent with a provision of the Plan that is administrative, technical or ministerial in nature, the Plan shall be deemed amended to the extent of the inconsistency.
Section 8.2 – Plan Suspension and Termination
(a)     The Committee may, at any time, suspend or terminate the Plan if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential distributions thereunder would not be in the best interest of the Corporation or for any other reason.
(b)     In the event of the suspension of the Plan, no additional contributions shall be made under the Plan. All previous contributions shall be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.
(c)     Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A. All distributions that may be made pursuant to this Section 8.2(c) shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan. The Corporation may not accelerate distributions pursuant to this Section 8.2(c) if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Regs. §1.409A-3(j)(4)(ix)(C)(1). If the Corporation exercises its discretion to accelerate distributions under this Section 8.2(c), it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan’s termination. The Committee may also provide for distribution of Plan Accounts following a termination of the Plan under any other circumstances permitted by Section 409A, including without limitation in connection with the occurrence of a change in control event in accordance with Treas. Regs. §1.409A-3(j)(4)(ix)(B).

Section 8.3 – No Consent Required
The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.
ARTICLE IX – GENERAL PROVISIONS
Section 9.1 – Withholding Taxes
The Committee may make any appropriate arrangements to deduct from all deferrals, contributions, vested Plan Accounts and distributions under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and distributions.
Section 9.2 – Unsecured General Creditor
The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future. Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be required to be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts. The Corporation may, however, at its sole and exclusive option, elect to place in trust, set aside or otherwise segregate assets to fund or offset liabilities in respect of the Plan or Participants’ Plan accounts. Any such assets would be and must remain general assets of the Corporation subject to the claims of its creditors. Neither the Corporation nor this Plan gives a Participant any beneficial ownership interest in any assets of the Corporation.
Section 9.3 – Nonassignability
(a)     No Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan. All Plan Accounts and the rights to all distributions are unassignable and non-transferable. Plan Accounts or payments hereunder, prior to actual distribution, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Plan Accounts or any other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.
(b)     To the extent that any Participant, Beneficiary or other person receives an excess or erroneous distribution under the Plan, the amount of such excess or erroneous distribution shall be held in a constructive trust for the benefit of the Corporation and the Plan and shall be repaid by such person upon demand. The Committee may reduce any other benefit payable to such person or may pursue any remedy available at law or equity to recover the amount of such excess or erroneous distribution or the proceeds thereof. Notwithstanding the foregoing, the amount payable to a Participant or Beneficiary may be offset by any amount owed to any RTX Company to the extent permitted by Section 409A.
(c)     The Plan shall comply with the terms of any valid domestic relations order submitted to the Committee. Any payment of a Participant’s Plan Account to a party other than the Participant pursuant to the terms of a domestic relations order shall be charged against and reduce the Participant’s Plan Account. Neither the Plan, the Corporation, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of a domestic relations order.

Section 9.4 – No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any RTX Company and any Participant. Participants and Beneficiaries will have no rights against any RTX Company resulting from participation in the Plan other than as specifically provided herein. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any RTX Company for any length of time or to interfere with the right of any RTX Company to terminate a Participant’s employment.

Section 9.5 – Governing Law
The provisions of the Plan will be construed and interpreted according to the laws of the State of Delaware, to the extent not preempted by federal law.
Section 9.6 – Validity
If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.
Section 9.7 – Notice
Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if drafted to the attention of the Deferred Compensation Committee, and sent by first-class mail to Raytheon Technologies Corporation, c/o Vice President, Executive Compensation, 4 Farm Springs Road, Farmington, Connecticut 06032. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.
Section 9.8 – Successors
The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.
Section 9.9 – Incompetence
If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such distribution from a Participant’s Plan Account shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

Section 9.10 – Section 409A Compliance
To the extent that rights or distributions under this Plan are subject to Section 409A, the Plan shall be construed and administered in compliance with the conditions of Section 409A, and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation. Each payment that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. Any distribution election that would not comply with Section 409A shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any distribution. In no event shall any RTX Company; any director, officer, or employee of a RTX Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.
ARTICLE X – ADMINISTRATION AND CLAIMS
Section 10.1 – Plan Administration
The Committee shall be solely responsible for the administration and operation of the Plan and shall be the “administrator” of the Plan for purposes of ERISA. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan. All decisions and interpretations of the Committee shall be final and binding on all parties.
Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the attention of the Deferred Compensation Committee via email to the RTX Total Rewards mailbox at RTXTotalRewards@rtx.com (preferred) or via postal mail to Raytheon Technologies Corporation, c/o Vice President, Executive Compensation, 4 Farm Springs Road, Farmington, CT 06032. The Committee shall respond in writing as soon as practicable.
Section 10.2 – Claim Procedures
A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 10.2 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below. In making a claim for benefits, a Participant must fully and finally exhaust the administrative claim and appeal procedures set out in this Section 10.2; failure to do so will cause the denial of benefits to be final and binding and preclude the Participant from filing suit in a court of law with respect to such claim.
(a)     Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within ninety (90) days. The Committee may, however, extend the response period for up to an additional ninety (90) days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.
(b)     If the claim is denied in whole or in part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for such denial; (ii) the specific reference to relevant provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of the claim; and (vi) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.
(c)     Within sixty (60) days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60)-day period, the Claimant shall be barred from challenging the determination.
(d)     Within sixty (60) days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the sixty (60)-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
(e)     All decisions on review shall be final and binding with respect to all concerned parties, unless determined to be arbitrary and capricious by a court having jurisdiction. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (i) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (ii) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (iii) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.
(f)     A Claimant who has exhausted all of the above claim procedures in this Section 10.2 and continues to contest the final determination of the Committee must bring an action for benefits under Section 502(a) of ERISA within one-year of the Committee’s final determination of a denial for benefits under Section 10.1(e).

CERTAIN REGULATORY MATTERS
The Plan is subject to ERISA. However, because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements. Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements. A portion of this Plan constitutes an “excess benefit plan” as defined in Section 3(36) of ERISA.
TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?
All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to the RTX Total Rewards mailbox to the attention of the Deferred Compensation Committee at RTXTotalRewards@rtx.com (preferred) or via postal mail to:
Raytheon Technologies Corporation
4 Farm Springs Road
Farmington, CT 06032
Attn: Vice President, Executive Compensation
RAYTHEON TECHNOLOGIES CORPORATION
By: Jeffrey W. Kridler
Jeffrey W. Kridler
Corporate Vice President, Total Rewards
Attest: Christine L. Hill
Christine L. Hill
Vice President, Associate General Counsel,
Executive & Global Compensation & Benefits